This document will outline the business relationship between ChronicRx.com and Murray Hill Communications, subject to both parties agreeing to the terms of a binding contract by September 15, 1999.

ChronicRx.com and Murray Hill Communications both desire to enter into a business relationship that includes, but is not limited to, ChronicRx.com purchasing online content from Murray Hill Communications. ChronicRx.com desires to leverage the content created by Murray Hill Communications to attract users, customers, and business partners. ChronicRx.com will employ the Murray Hill Communications content to create a foundation of health, wellness and fitness content for its site. Currently, ChronicRx.com plans to develop and deploy a website divided into three core segments:

       -      An online Pharmacy Center
       -      An online Disease Management Center
       -      An online Health, Wellness and Fitness Center

ChronicRx.com is a dynamic online pharmacy center focused on the chronic care niche and specializing in prescription and non-prescription medications and management products used to treat chronic diseases of all kinds. The website enables ChronicRx.com to provide 24-hour access to pharmacists and leading edge information about the diagnosis, symptoms and treatment of chronic illnesses. ChronicRx.com's core competency is the marketing and distribution of online pharmacy services and products. ChronicRx.com will develop and acquire market share through aggressive branding, pricing designed for mass appeal, managed care access, efficient billing, focused customer retention programs and synergistic partnerships and acquisitions.

ChronicRx.com will continue to add complementary online offerings to attract users and ultimately convert those users into long-term customers of ChronicRx.com pharmacy products. To this end, ChronicRx.com agrees to the following terms with Murray Hill Communications:

1. To purchase a license to the complete online version of the "MyDailyHealth" content which includes the following:

       A. A one year renewable term beginning the date the agreement is signed
       B. Content of MyDailyHealth sold to ChronicRx.com will be re-branded as a ChronicRx.com product at the discretion of ChronicRx.com
       C. MyDailyHealth content will be dynamically linked to Murray Hill Communications such that upgrades and daily updates will be reflected on the ChronicRx.com site
       D. ChronicRx.com will run the MyDailyHealth content on Murray Hill Communications servers until a posting plan is in place.

2. Purchase price for the MyDailyHealth content will be $125,000 payable within 60 days of the signing of this agreement.

3. An initial deposit of $2,500 will be made by ChronicRx.com upon the signing of this document.

This document does not limit future opportunities for joint development of content and/or additional business arrangements between ChronicRx.com and Murray Hill Communications.

Signed this the 6th day of August, 1999.


/s/ DALE E. TONEY                         /s/ JOSEF WOODMAN
-----------------------------             ------------------------------------
Dale E. Toney                             Josef Woodman
CEO, ChronicRx.com                        Murray Hill Communications, Inc.